Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Trustees
Winthrop Realty Trust (formerly known as First
Union Real Estate Equity and Mortgage Investments):

We consent to the incorporation by reference in the registration statement Nos. 333-125987 and 333-131595, each on Form S-3 of Winthrop Realty Trust (formerly known as First Union Real Estate Equity and Mortgage Investments) of our reports dated March 4, 2004, except for the effects of the discontinued operations described in notes 2, 18, and 24 which are as of March 16, 2005, with respect to the combined statements of operations and comprehensive income, shareholders’ equity and cash flows of Winthrop Realty Trust for the year ended December 31, 2003, and the related financial statement schedule, which reports appear in the December 31, 2005 annual report on Form 10-K Amendment 2 of Winthrop Realty Trust.

/s/ KPMG LLP

New York, New York
August 14, 2006

113